Exhibit 4(b)(ii).21

RESTATED and AMENDED “AMENDMENT No. 1”

to the Frame Work Contract for the Supply and procurement of Mobile Telephone Equipment, Services and Complementary Equipment (“Contract”), entered into by EuroTel Bratislava (“Purchaser”) and Ericsson Radio Systems AB (“Supplier”), signed on the December 20, 1996. In accordance with Contract this Amendment constitutes an integral part of the Contact. This Amendment does not affect provisions of the Contract except as described below.

The Parties hereby agree as follows:

1.	All services (“Services”) which according to the Contract shall be carried out by the Supplier shall be from the date of signing of this Amendment carried out by Ericsson Slovakia spol. s.r.o. (“Ericsson Slovakia”).

2.	Ericsson Slovakia shall have the right to invoice the Purchaser directly for the Services and Purchaser is obliged to make such payments directly to Ericsson Slovakia, all in accordance with the provisions of the Contract.

3.	The responsibility for the Services shall be borne by both, Ericsson Slovakia and the Supplier, jointly and severally.

This Amendment document has been duly signed by the Parties and Ericsson Slovakia in three originals and signatories have taken one each.

Date September 20, 2002 EuroTel Bratislava, a.s.	Date September 20, 2002 Ericsson Radio Systems AB

By:	By:

Ivan Bošňák	Peter Holm
Chief Finance Officer / Procurator	Director of Sales, Ericsson AB

Ján Pitoňák	Marián Bezák
Procurator	Vice-President Ericsson Slovakia